SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

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                                  FORM 8-K
                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                     Securities and Exchange Act of 1934


       Date of Report (date of earliest event reported):  May 28, 1996


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                          EXECUTIVE TELECARD, LTD.
           (Exact name of registrant as specified in its charter)

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    Delaware                  1-10210               13-3486421
  (State or other    (Commission File Number)    (I.R.S. Employer
   jurisdiction)                                Identification No.)

                     8 Avenue C, Nanuet, New York 10954
                  (Address of principal executive offices)

     Registrant's telephone number, including area code:  (914) 627-2060

ITEM 5 - Other Events

     A small group of shareholders of the Company, who sometimes called themselves the EXTL Shareholders Protective Committee, Walter K. Krauth, Jr., William Miller and David Legere, brought a number of lawsuits against the Company since October 1994.

     The most recent action brought by them, which was commenced on June 1, 1995 and was the only one pending as of the date of this report, was entitled Krauth, et al. v. Executive TeleCard, Ltd., 95 Civ. 3967 (RWS) (the "Krauth Action"). Plaintiffs in the Krauth Action sought (1) to preliminarily and permanently enjoin the Company's May and June 1995 proxy efforts, and (2) damages of approximately $730,000, plus legal fees and expenses, for breach of alleged settlement agreements reached "in principle" with the Company. Plaintiffs also sought an order requiring the Company to issue proxy materials backing the sale of directors supported by them.

     The proxy related claims in the Krauth Action were resolved on June 20, 1995, when the Honorable Robert W. Sweet denied plaintiffs' request for injunctive relief, refused to order specific performance of the aforementioned agreements in principle and allowed the Company to go forward with its June 30, 1995 annual meeting of shareholders.

     As of May 28, 1996, all of the plaintiffs claims against the Company in the Krauth Action were settled. In May 1996, Messrs. Krauth, Miller and Legere dismissed all of their claims against the Company with prejudice. The Company paid no money in consideration for the dismissal of those claims. Mr. Krauth, however, received 10,000 restricted shares of the Company's common stock and will receive additional restricted shares if the Company's stock is less than $11.00 per share on May 28, 1998. Plaintiffs also released all claims they have against the Company under a March 1996 judgment for approximately $48,000 in interim attorneys' fees.

ITEM 7  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
EXHIBITS

(c)  Exhibits.

10 Settlement Agreement and Mutual Release dated as of May 28, 1996 between Executive Telecard, Ltd. and Walter K. Krauth, Jr.


                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              EXECUTIVE TELECARD, LTD.
                              (Registrant)


Date:  July 22, 1996          By:/s/ Robert N. Schuck
                              Robert N. Schuck
                              Executive Vice President

                                EXHIBIT INDEX


EXHIBIT                                         METHOD OF FILING
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10   Settlement Agreement and Mutual
     Release dated as of May 28, 1996
     between Executive Telecard, Ltd.
     and Walter K. Krauth, Jr.
                                   Filed herewith electronically